AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT

AGREEMENT

This AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT is dated November 8, 2013 by and among SUNAMERICA SERIES, INC., a Maryland corporation (the “Corporation”) and SUNAMERICA ASSET MANAGEMENT CORP. a Delaware Corporation (the “Adviser”).

WITNESSETH:

WHEREAS, the Corporation and the Adviser are parties to an Investment Advisory and Management Agreement dated August 22, 2008, as amended (the “Advisory Agreement”), pursuant to which the Adviser furnishes investment management, advisory and administrative services to the various series of the Corporation, including Focused Dividend Strategy Portfolio (the “Dividend Strategy Portfolio”);

WHERAS, the Corporation and the Adviser desire to amend the Advisory Agreement to increase the advisory fee payable by the Corporation to the Adviser with respect to the Dividend Strategy Portfolio; and

WHEREAS, the Board of Directors of the Corporation and the shareholders of the Dividend Strategy Portfolio have approved this amendment to the Advisory Agreement.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Advisory Agreement is hereby amended to reflect an increase in the compensation payable to the Adviser thereunder with respect to the Dividend Strategy Portfolio from an annual rate of 0.35% of average daily net assets to an annual rate of 0.60% on the first $1.5 billion, 0.50% on the next $1.5 billion and $0.40% thereafter. A copy of the revised Schedule A is attached hereto as Appendix A.

2.	The effective date of this amendment to the Advisory Agreement November 11, 2013.

3.	The Advisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA SERIES, INC.

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ Peter A. Harbeck
Name: Peter A. Harbeck
Title: President and CEO

Appendix A

SCHEDULE A

(as amended)

FUND	FEE RATE (as a % of average daily net asset value)

Focused Dividend Strategy	0.60% on first $1.5 billion 0.50% on next $1.5 billion 0.40% thereafter

SunAmerica Strategic Value Portfolio	0.75%

Focused Multi-Asset Strategy	0.10%

Focused Balanced Strategy	0.10%

Revised: November 8, 2013